Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of 16th day of March, 2006 (the “Agreement Date”), by and between DYADIC INTERNATIONAL, INC., a Delaware corporation (the “Company”), and GLENN E. NEDWIN (the “Executive”) and effective as of the date Executive is able to commence his employment by the Company, but in no event later than the date fixed by the provisions of Section 1.11 hereof (the “Effective Date”) . The Company and the Executive are sometimes hereinafter collectively referred to as the “parties” and individually as a “party.” Certain capitalized terms used in this Agreement are defined in Article VII hereof.

RECITALS

A. The Company wishes to employ the Executive, and the Executive wishes to be employed by the Company, as (i) the Company’s Chief Scientific Officer, (ii) an Executive Vice President of the Company and (iii) the President of the BioSciences business (the “BioSciences Business”) of the Company’s wholly-owned subsidiary, Dyadic International (USA), Inc., a Florida corporation (“Dyadic-Florida”). As a condition of, and as consideration for, that employment, the Company requires that this Agreement be entered into pursuant to which the Executive is hereby knowingly and intentionally furnishing the Company with, among other things, the suite of proprietary covenants of the Executive in favor of the Company set forth in Article IV hereof.

B. As of the date of this Agreement the Company intends and expects to open a research and development (“R & D”) facility in or near Davis, California (the “California Facility”) within two (2) years after the Effective Date, in the sole discretion and business judgment of the Board of Directors of the Company (the “Board”), which is a material inducement to Executive to enter into this Agreement, provided that the Executive, by his execution and delivery of this Agreement, expressly acknowledges that the Board must act in the best interests of the Company’s stockholders and will be governed accordingly in its decisions regarding the California Facility.

C. The Company maintains the “Dyadic International, Inc. 2001 Equity Compensation Plan” (as the same may be amended, restated or otherwise modified, the “Equity Compensation Plan”) pursuant to which the Company is authorized to grant stock options to purchase shares of Common Stock of the Company (“Shares”) to employees, officers, directors, consultants and advisors of the Company and its Subsidiaries.

D. As additional consideration for the Executive’s execution and delivery of this Agreement, and to incentivize and reward his effort, loyalty and commitment to the Company, concurrent therewith the Company has granted to the Executive two certain stock options (each an “Option” and collectively, the “Options”) to purchase Shares under and pursuant to the terms of the Equity Compensation Plan and Stock Option Agreements in the form of Exhibit A-1 and Exhibit A-2 attached hereto and by this reference made a part hereof (the “Time-Vested Option” and the “Performance-Vested Option,” respectively, and without distinction, each a “Stock Option Agreement” and collectively, the “Stock Option Agreements”).

E. The Executive expressly acknowledges that as a member of the Company’s senior management, he is one of the persons charged with primary responsibility for the implementation of the Company’s business plans, and that he will have regular access to various confidential and/or proprietary information relating to the Company, its Subsidiaries, their Affiliates and their businesses. Further, the Executive expressly acknowledges that the suite of proprietary covenants of the Executive in favor of the Company set forth in Article IV hereof which the Executive is knowingly and intentionally furnishing to the Company, are (i) being made both in consideration of the Company’s employment of the Executive and in consideration of the Company’s grant of the Options to the Executive and (ii) necessary to protect the legitimate business interests of the Company, its Subsidiaries and Affiliates and their respective businesses.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereby agree as follows:

ARTICLE I
EMPLOYMENT RELATIONSHIP

1.1 Recitals. The Recitals to this Agreement are hereby incorporated herein and made a part hereof.

1.2 Employment. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ the Executive to serve as (i) the Company’s Chief Scientific Officer, (ii) an Executive Vice President of the Company and (iii) the President of Dyadic-Florida’s BioSciences Business, and the Executive hereby accepts such employment, and agrees to perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner, and in compliance with the Dyadic International, Inc. Code of Business Conduct and Ethics, a copy of which appears on the Company’s website.

1.3 Duties; Reporting Authority.

(a) The Executive shall report to the Company’s CEO, President or such other person or persons as may be designated by the Board or the CEO of the Company.

(b) With respect to his role as Chief Scientific Officer of the Company, the Executive shall be responsible for all scientific and R&D related activities of the Company and each of its Subsidiaries, including but not limited to their respective relationships with their third party collaborators, the employment of all scientific personnel, and such other duties as shall be assigned him by the Board, the CEO or the President of the Company related thereto from time to time.

(c) With respect to his role as President of the BioSciences Business, the Executive shall be responsible for strategic business development of corporate partnering, strategic alliance and material collaborative research relationships (each a “Corporate Partnering Transaction” as determined by the Board, in good faith), and such other duties as shall be assigned to him from time to time by the Board, the CEO or the President of the Company.

(d) With respect to his role as an Executive Vice President of the Company, the Executive shall have such other duties and responsibilities as the Board, the CEO or the President of the Company may delegate to the Executive from time to time, and which are not inconsistent with any of his other assigned duties.

1.4 Exclusive Employment. Except as expressly set forth in this Section 1.4, while he is employed by the Company hereunder, the Executive covenants to the Company that he will devote his entire business time, energy, attention and skill to the Company, its Subsidiaries and their Affiliates (except for permitted vacation periods and reasonable periods of illness or other incapacity), and use his good faith best efforts to promote the interests of the Company, its Subsidiaries and their Affiliates. The foregoing shall not be construed as prohibiting the Executive from spending such time as may be reasonably necessary to attend to his personal affairs and investments so long as such activities do not conflict or interfere with the Executive’s obligations and\or timely performance of his duties to the Company, its Subsidiaries and their Affiliates hereunder. The preceding to the contrary notwithstanding, the Executive is entitled to remain on the Boards of Directors of Air MD, Inc. and UC Davis Foundation, respectively, so long as (i) his duties to those entities do not conflict with his duties to the Company and (ii) such membership does not materially interfere with Executive’s performance of his duties for the Company.

1.5 Executive Representations.  The Executive hereby represents and warrants to the Company that:

(a) the Executive’s biographical information, job history and education heretofore furnished by him to the Company is true and complete in all material respects;

(b) the execution, delivery and performance by the Executive of this Agreement and any other agreements contemplated hereby to which the Executive is a party, as a matter of California law, do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound;

(c) except for that certain employment agreement dated December 5, 1991 by and between the Executive and his immediately prior employer, a true, complete and correct copy of which the Executive has heretofore furnished to the Company, and certain confidentiality agreements which the Executive is a party to which the Executive hereby warrants to the Company will have no material adverse affect on the Executive’s ability to perform his duties and obligations under this Agreement, the Executive is not a party to or bound by any employment agreement, non-competition agreement or confidentiality agreement with any other Person;

(d) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms; and

(e) Executive has consulted with independent legal counsel regarding his rights and obligations under this Agreement and fully understands the terms and conditions contained herein.

1.6 Company Representations. The Company hereby represents and warrants to the Executive that:

(a) the execution, delivery and performance by the Company of this Agreement and any other agreements contemplated hereby to which the Company is a party do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound; and

(b) upon the execution and delivery of this Agreement by the Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

1.7 Indemnification.

(a) By the Executive. The Executive shall indemnify and hold the Company and its Subsidiaries and Affiliates harmless from and against any and all claims, demands, losses, judgments, costs, expenses, or liabilities incurred by the Company and/or any of its Subsidiaries or Affiliates arising out of or in connection with the breach of any representation or warranty of the Executive contained in this Agreement.

(b) By the Company. The Company shall indemnify and hold the Executive harmless from and against any and all claims, demands, losses, judgments, costs, expenses, or liabilities incurred by the Executive arising out of or in connection with the breach of any representation or warranty of the Company contained in this Agreement. Further, the Company shall defend, indemnify and hold harmless the Executive (including without limitation, the prompt advance payment of all reasonable legal fees and expenses) to the fullest extent permitted by applicable law and the by-laws of the Company. Finally, the Executive shall enjoy such coverage as is afforded him under the terms of the D&O Insurance Policy maintained by the Company in effect from time to time.

1.8 Board Seat. On or within ten (10) days following the Effective Date, the Company shall cause the Executive to be elected to the Board as a Class III director, whose term shall expire on the date of the Company’s 2007 annual stockholders’ meeting. During the Employment Period, the Executive shall continue to be eligible for reelection to the Board, unless he is unable or unwilling to serve on the Board.

1.9 Regular Travel to Company’s Florida Offices. The Executive expressly acknowledges and agrees that he will be required to spend a significant amounts of time at the Company’s Florida headquarters, consistent with the Company’s business needs or as requested by the Board, the CEO or the President of the Company. The Executive further expressly acknowledges that the Company anticipates requiring the Executive to spend at least sixty (60) days per calendar year at the Company’s Florida headquarters.

1.10 Davis, California Office. Until such time as the Company is ready to open the California Facility, the Executive shall maintain an office in his home, or, at the election of either of the Executive or the Company, at an executive office suite. In either event, the Company shall furnish the Executive with a photocopier, personal computer, color printer, cell phone, fax, file cabinets and shredder, and such other office equipment as he and the Company shall reasonably determine are necessary, for his use. If and when the California Facility is opened, as determined by the Board, in its absolute discretion, the Executive shall relocate his office to the California Facility.

1.11 Commencement of Employment. The Executive shall endeavor to commence the Employment Period as soon as possible, but in any event, not later than April 20, 2006. In the event that the Executive is unable or unwilling to commence the Employment Period on or before April 20, 2006, at the election of the Company, in its absolute discretion, this Agreement and the Option Agreements shall become null and void, and without further effect.

ARTICLE II
PERIOD OF EMPLOYMENT

2.1 Employment Period. The Executive’s employment hereunder shall commence on the Effective Date and shall continue hereunder until the date fixed by the provisions of Section 2.2 hereof, subject to the early termination provisions of Article V hereof (the “Employment Period”), it being acknowledged that the Company’s fiscal year ends on December 31, and that the Employment Period shall therefore be denominated in calendar years.

2.2 Initial Term of Employment Period and Extension Terms. The Employment Period shall initially continue for a term commencing on the Effective Date and ending on December 31, 2008 (the “Initial Term”). The Employment Period shall be automatically extended for successive calendar years of the Company following the expiration of the Initial Term (each such one year period being hereinafter referred to as an “Extension Term”) upon the same terms and conditions provided for herein unless either party provides the other party with advance written notice of its or his intention not to extend the Employment Period; provided, however, that such notice must be delivered by the non-extending party to the other party not later than one hundred twenty (120) days prior to the expiration of the Initial Term or any Extension Term, as the case may be.

ARTICLE III
COMPENSATION

3.1 Annual Base Compensation.  During the Employment Period the Company shall pay to the Executive an annual base salary (the “Annual Base Compensation”) in the amount of $300,000.00, on a pro rata basis. The Annual Base Compensation shall be paid in regular installments in accordance with the Company’s general payroll practices, and shall be subject to all required federal, state and local withholding taxes. The Executive’s Annual Base Compensation shall be reviewed by the Chief Executive Officer and the Compensation Committee of the Board (the “Compensation Committee”) annually, and may, in the discretion of the Chief Executive Officer and the Compensation Committee be increased, provided that there shall be no obligation on the part of the Company to increase the Executive’s Annual Base Compensation.

3.2 Potential Annual Target Bonuses. In respect of each calendar year falling within the Employment Period, the Executive shall be eligible to earn an annual bonus, depending upon the results of operation of the Company, its Subsidiaries and their Affiliates and the personal performance of the Executive, of up to twenty-five (25%) of the Executive’s Annual Base Compensation for that calendar year (the “Potential Annual Target Bonus”) in accordance with the terms of a bonus plan which shall be adopted and maintained in effect by the Compensation Committee for that calendar year. The amount of the Potential Annual Target Bonus, if any, which is earned by the Executive (the “Bonusable Amount”) shall be paid by the Company to the Executive following the close of the Company’s calendar year consistent with the timing of similar bonus payments being made to other executives of the Company for such year, provided that, unless expressly provided otherwise herein, it shall be a condition precedent to the Executive’s right to receive any Bonusable Amount that the Executive be employed by the Company on the last day of that calendar year, regardless of any subsequent termination of employment. For calendar year 2006, the Executive shall be entitled to earn a pro rata share of his Potential Annual Target Bonus. In the absolute discretion of the Compensation Committee, the Executive may be entitled to receive an additional bonus, as and if the Compensation Committee shall determine from time to time.

3.3 Expenses. During the Employment Period, the Executive shall be entitled to reimbursement of all travel, entertainment and other business expenses reasonably incurred in the performance of his duties for the Company, upon submission of all receipts and accounts with respect thereto, and approval by the Company thereof, in accordance with the business expense reimbursement policies adopted by the Company from time to time.

3.4 Vacation. In respect of each calendar year falling within the Employment Period, the Executive shall be entitled to five (5) weeks of vacation time, provided that unused vacation may be used by the Executive in the following calendar year only in accordance with and as permitted by the Company’s then current vacation policies in effect from time to time.

3.5 Other Fringe Benefits. During the Employment Period, the Executive shall be entitled to receive such of the Company’s other fringe benefits as are being provided to other employees of the Company holding officer positions with the Company comparable to the Executive’s position, including but not limited to health insurance benefits, disability benefits and retirement benefits.

3.6 Grant of Stock Options. As additional consideration for the Executive’s execution and delivery of this Agreement, conferral upon the Company of the covenants set forth in Article IV hereof, and the Executive’s performance of his duties hereunder, concurrently with the execution and delivery of this Agreement, the parties are executing and delivering each of the Option Agreements pursuant to which the Company has granted to the Executive (i) the Time-Vested Option to purchase Four Hundred Forty Five Thousand Twenty Two (445,022) Shares for a per Share purchase price equal to the closing trading price of the Company’s shares on the American Stock Exchange (the “Amex”) on the Agreement Date, and (ii) the Performance-Vested Option to purchase Six Hundred Sixty-Seven, Five Hundred and Thirty Three (667,533) Shares for a per Share purchase price equal to two times the closing trading price of the Company’s shares on the Amex on the Agreement Date, each in accordance with and subject to all of the provisions of the Equity Compensation Plan, said exercise prices to be inserted into the Option Agreements by the Company’s Chief Financial Officer immediately following the close of trading on the Amex on the Agreement Date.

3.7 Stock Award as Signing Bonus. Subject to the provisions of this Section 3.7, as additional consideration for entering into this Agreement, within twenty (20) business days following the Effective Date, in accordance with the provisions of the Equity Compensation Plan, the Company hereby grants to a “Stock Award” (as that term is defined in therein) of a number of shares of stock of the Company (“Stock Award Shares”) equal to the quotient of (x) $50,000 divided by (y) the closing price of the Company’s shares on the AmEx on the Effective Date, provided that as consideration therefore, the Executive shall, if he is paid a bonus from his immediately prior employer for services rendered by him in respect of that employment, pay to the Company an amount equal to the lesser of (x) the net after-tax cash bonus he collects from that former employer or (y) $50,000 (the “Bonus Share Payment”). The Executive shall be solely responsible for all individual income taxes and Executive’s portion of all payroll taxes imposed on Executive by reason of the issuance of the Stock Award Shares to him (i.e., the amount by which $50,000 exceeds the amount of any Bonus Share Payment, if any), and prior to delivery of the stock certificate evidencing the Bonus Shares, as a condition to the delivery thereof, the Company shall collect from the Executive the aggregate amount of all such taxes, as reasonably determined by the Company.

ARTICLE IV
COVENANTS OF THE EMPLOYEE

4.1 Proprietary Rights. The Executive hereby expressly agrees that all research, Biological Materials, discoveries, inventions and innovations (whether or not reduced to practice or documented), improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether patentable or unpatentable, and whether or not reduced to writing), trade secrets (being information about the business of the Company, its Subsidiaries and their Affiliates which is considered by the Company or any such Subsidiary or Affiliate to be confidential and is proprietary to the Company or any such Subsidiary or Affiliate) and confidential information, copyrightable works, and similar and related information (in whatever form or medium), which (x) either (i) relate to the Company’s, its Subsidiaries’ or their Affiliates’ actual or anticipated business, research and development or existing or future products or services or (ii) result from any work performed by the Executive for the Company, its Subsidiaries or any of their Affiliates and (y) are conceived, developed, made or contributed to in whole or in part by the Executive during the Employment Period (“Work Product”) shall be and remain the sole and exclusive property of the Company, such Subsidiary or such Affiliate. The Executive shall communicate promptly and fully all Work Product to the Company.

(a) Work Made for Hire. The Executive acknowledges that, unless otherwise agreed in writing by the Company, all Work Product eligible for any form of copyright protection made or contributed to in whole or in part by the Executive within the scope of the Executive’s employment by the Company during the Employment Period shall be deemed a “work made for hire” under the copyright laws and shall be owned by the Company, its Subsidiaries or their Affiliates, as applicable.

(b) Assignment of Proprietary Rights. The Executive hereby assigns, transfers and conveys to the Company, and shall assign, transfer and convey to the Company, all right, title and interest in and to all inventions, ideas, improvements, designs, processes, trademarks, service marks, trade names, trade secrets, trade dress, data, discoveries and other proprietary assets and proprietary rights in and of the Work Product (the “Proprietary Rights”) for the Company’s exclusive ownership and use, together with all rights to sue and recover for past and future infringement or misappropriation thereof, provided that if a Subsidiary or Affiliate of the Company is the owner thereof, such assignment, transfer and conveyance shall be made to such Subsidiary or Affiliate, which shall enjoy exclusive ownership and use, together with all rights to sue and recover for past and future infringement or misappropriation thereof.

(c) Further Instruments.  At the request of the Company (its Subsidiaries or their Affiliates, as the case may be), at all times during the Employment Period and thereafter, the Executive will promptly and fully assist the Company (its Subsidiaries or their Affiliates, as the case may be) in effecting the purpose of the foregoing assignment, including but not limited to the further acts of executing any and all documents necessary to secure for the Company (its Subsidiaries or their Affiliates, as the case may be) such Proprietary Rights and other rights to all Work Product and all confidential information related thereto, providing cooperation and giving testimony.

(d) Inapplicability of Section 4.1 In Certain Circumstances. The Company expressly acknowledges and agrees that, and the Executive is hereby advised that, this Section 4.1 does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company, its Subsidiaries or any of their Affiliates was used and which was developed entirely on the Executive’s own time, unless (i) the invention relates to the business of the Company, its Subsidiaries or any of their Affiliates or to the Company’s, its Subsidiaries’ or any of their Affiliates’ actual or demonstrably anticipated research or development or (ii) the invention results from any work performed by the Executive for the Company, its Subsidiaries or any of their Affiliates. The Executive has read and acknowledged Exhibit B-1, which provides notice of California Labor Code Section 2870. The Executive understands that the acknowledgement and assignment by him to the Company of Proprietary Rights does not apply to inventions that qualify fully under California Labor Code Section 2870(a).

       The Executive understands that such assignment does not relate to any inventions on the Executive's own time using no resources of the Company, its Subsidiaries’ or Affiliates’ and which do not relate to the business, actual or reasonably contemplated, of the Company, its Subsidiaries or Affiliates. Executive has set out in Exhibit B-2 a description of all inventions (if any) developed or conceived by the Executive in which he claims any ownership or other right. The Executive understands that, by not listing an invention on Exhibit B-2, he is acknowledging that the invention was not developed or conceived before the commencement of his employment pursuant to this Agreement.

4.2 Ownership and Covenant to Return Documents, etc. The Executive agrees that all Work Product and all documents or other tangible materials (whether originals, copies or abstracts), including without limitation, price lists, quotation guides, outstanding quotations, books, records, manuals, files, sales literature, training materials, customer records, correspondence, computer disks or print-out documents, contracts, orders, messages, phone and address lists, invoices and receipts, and all objects associated therewith, which in any way relate to the business or affairs of the Company, its Subsidiaries and their Affiliates either furnished to the Executive by the Company, its Subsidiaries or any of their Affiliates or are prepared, compiled or otherwise acquired by the Executive during the Employment Period, shall be the sole and exclusive property of the Company, such Subsidiaries or such Affiliates. The Executive shall not, except for the use of the Company, its Subsidiaries or any of their Affiliates, use, copy or duplicate any of the aforementioned documents or objects, nor remove them from the facilities of the Company or such Subsidiaries or such Affiliates, nor use any information concerning them except for the benefit of the Company, its Subsidiaries and their Affiliates, either during the Employment Period or thereafter. The Executive agrees that he will deliver all of the aforementioned documents and objects that may be in his possession to the Company on the termination of his employment with the Company, or at any other time upon the Company’s request, together with his written certification of compliance with the provisions of this Section 4.2 in the form of Exhibit C to this Agreement in accordance with the provisions of Section 5.3 hereof.

4.3 Non-Disclosure Covenant. For a period commencing on the Agreement Date and ending on the last to occur of five (5) years following the date of execution of this Agreement or three (3) years following the date of the termination of the Employment Period (the “Non-Disclosure Period”), the Executive shall not, either directly or indirectly, disclose to any “unauthorized person” or use for the benefit of the Executive or any Person other than the Company, its Subsidiaries or their Affiliates any Work Product or any knowledge or information which the Executive may acquire while employed by the Company (whether before or after the Agreement Date) relating to (i) the financial, marketing, sales and business plans and affairs, financial statements, analyses, forecasts and projections, books, accounts, records, operating costs and expenses and other financial information of the Company, its Subsidiaries and their Affiliates, (ii) internal management tools and systems, costing policies and methods, pricing policies and methods and other methods of doing business, of the Company, its Subsidiaries and their Affiliates, (iii) customers, sales, customer requirements and usages, distributor lists, of the Company, its Subsidiaries and their Affiliates, (iv) agreements with customers, vendors, independent contractors, employees and others, of the Company, its Subsidiaries and their Affiliates, (v) existing and future products or services and product development plans, designs, analyses and reports, of the Company, its Subsidiaries and their Affiliates, (vi) computer software and data bases developed for the Company, its Subsidiaries or their Affiliates, trade secrets, research, records of research, models, designs, drawings, technical data and reports of the Company, its Subsidiaries and their Affiliates and (vii) correspondence or other private or confidential matters, information or data whether written, oral or electronic, which is proprietary to the Company, its Subsidiaries and their Affiliates and not generally known to the public (individually and collectively “Confidential Information”), without the Company’s prior written permission. For purposes of this Section 4.3, the term “unauthorized person” shall mean any Person who is not (i) an officer or director of the Company or an employee of the Company for whom the disclosure of the knowledge or information referred to herein is necessary for his performance of his assigned duties, or (ii) an employee, officer or director of a Subsidiary or Affiliate of the Company for whom the disclosure of the knowledge or information referred to herein is necessary for his performance of his assigned duties, or (iii) a Person expressly authorized by the Company to receive disclosure of such knowledge or information. The Company expressly acknowledges and agrees that the term “Confidential Information” excludes information which is (A) in the public domain or otherwise generally known to the trade, or (B) disclosed to third parties other than by reason of the Executive’s breach of his confidentiality obligation hereunder or (C) learned of by the Executive subsequent to the termination of his employment hereunder from any other party not then under an obligation of confidentiality to the Company, its Subsidiaries and their Affiliates. Further, the Executive covenants to the Company that in the Executive’s performance of his duties hereunder, the Executive will violate no confidentiality obligations he may have to any third Persons.

4.4 Non-Interference Covenants. The Executive covenants to the Company that while the Executive is employed by the Company hereunder and for the two (2) year period thereafter (the “Non-Interference Period”), he will not, for any reason, directly or indirectly:

(a) solicit, hire, or otherwise do any act or thing which may induce either (x) any other employee of the Company, its Subsidiaries or their Affiliates, or (y) any employee of any Corporate Partners, in either case, whom the Executive worked with or learned of while employed by the Company, to leave the employ of that employer or otherwise interfere with or adversely affect the relationship (contractual or otherwise) of that employer to any such employee, provided that the foregoing restriction shall not apply to employees of Corporate Partners who (i) are not vendors to the Company, its Subsidiaries and Affiliates and (ii) had no involvement in the commercial relationship between that Corporate Partner and the Company, its Subsidiaries and Affiliates at any time within the three (3) year period ending on the date of the termination of the Employment Period;

(b) solicit any customer or Corporate Partners of the Company, its Subsidiaries and their Affiliates, or any vendor of goods or services to the Company, its Subsidiaries and their Affiliates or induce any such Persons to cease doing business with the Company, its Subsidiaries and their Affiliates; or

(c) except for Competitive Activities (as defined in Section 4.5) engaged in by the Employee after the expiration of the Non-Competition Period, if applicable, do any act or thing which may interfere with or adversely affect the relationship (contractual or otherwise) of the Company, its Subsidiaries and their Affiliates with any Corporate Partner or any customer of the Company, its Subsidiaries and their Affiliates or induce any such

    Corporate Partner or customer to cease doing business with the Company, its Subsidiaries and their Affiliates.

4.5 Covenant Not To Compete. The Company expressly acknowledges and agrees that the provisions of this Section 4.5 shall have no force and effect while the governing law of this Agreement, as set forth in Section 8.2, is California law. The Executive expressly acknowledges that (i) the Executive’s performance of his services for the Company hereunder will afford him access to and cause him to become highly knowledgeable about the Company’s, its Subsidiaries’ and their Affiliates’ Confidential Information; (ii) the agreements and covenants contained in this Section 4.5 are essential to protect the Confidential Information, business and goodwill of the Company, its Subsidiaries and their Affiliates, and the restraints on the Executive imposed by the provisions of this Section 4.5 are justified by these legitimate business interests of the Company; and (iii) his covenants to the Company, its Subsidiaries and their Affiliates set forth in this Section 4.5 are being made both in consideration of the Company’s employment of the Executive and in consideration of the Company’s grant of the Option to the Executive. Accordingly, if Florida law shall become the governing law for this Agreement, as set forth in Section 8.2 hereof, the Executive hereby agrees that during the Non-Competition Period he shall not, anywhere in the Applicable Territory, directly or indirectly, own any interest in, invest in, lend to, borrow from, manage, control, participate in, consult with, become employed by, render services to, or in any other manner whatsoever engage in, any business which is competitive with any lines of business actively being engaged in by the Company, its Subsidiaries and their Affiliates in the Applicable Territory or actively (and demonstrably) being considered by the Company, its Subsidiaries and their Affiliates for entry into on the date of the termination of the Employment Period (collectively, “Competitive Activities”). The preceding to the contrary notwithstanding, the Executive shall be free to make investments in the publicly traded securities of any corporation, provided that such investments do not amount to more than 1% of the outstanding securities of any class of such corporation.

4.6 Remedies For Breach. If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of this Article IV, the Company and its Subsidiaries shall have the right and remedy, in addition to any other remedy that may be available at law or in equity, to have the provisions of this Article IV specifically enforced by any court having equity jurisdiction, by the entry of temporary, preliminary and permanent injunctions and orders of specific performance, together with an accounting therefor, it being expressly acknowledged and agreed by the Executive that any such breach or threatened breach will cause irreparable injury to the Company and its Subsidiaries and that money damages will not provide an adequate remedy to the Company and its Subsidiaries. Any such injunction shall be available without the posting of any bond or other security, and the Executive hereby consents to the issuance of such injunction. The Executive further agrees that any such injunctive relief obtained by the Company or its Subsidiaries shall be in addition to, and not in lieu of, monetary damages and any other remedies to which the Company or its Subsidiaries may be entitled. Further, in the event of an alleged breach or violation by the Executive of any of the provisions of Sections 4.3, 4.4 or 4.5 hereof, the Non-Disclosure Period, the Non-Interference Period and\or the Non-Competition Period, as the case may be, shall be tolled until such breach or violation has been cured. The parties agree that in the event of the institution of any action at law or in equity by either party to enforce the provisions of this Article IV, the losing party shall pay all of the costs and expenses of the prevailing party, including reasonable legal fees, incurred in connection therewith. If any covenant contained in this

Article IV or any part thereof is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of such covenant or any other covenants, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall have the power to modify such covenant to the least extent necessary to render it enforceable and, in its modified form, said covenant shall then be enforceable.

ARTICLE V
TERMINATION OF EMPLOYMENT

5.1 Termination and Triggering Events. Notwithstanding anything to the contrary elsewhere contained in this Agreement, the Employment Period shall terminate at the expiration of the Initial Term or any Extension Term if either party has timely issued a notice of non-renewal to the other, or prior to the expiration of the Initial Term or any Extension Term upon the occurrence of any of the following events (hereinafter referred to as “Triggering Events”): (a) the Executive’s death; (b) the Executive’s Total Disability; (c) the Executive’s Resignation; (d) a Termination by the Company for Cause; (e) a Termination by the Company Without Cause or (f) a Termination by the Executive for Good Reason.

5.2 Rights Upon Occurrence of a Triggering Event. Subject to the provisions of Section 5.3 hereof, the rights of the parties upon the occurrence of a Triggering Event prior to the expiration of the Initial Term or any Extension Term shall be as follows:

(a) Resignation and Termination by the Company for Cause: If the Triggering Event was the Executive’s Resignation or a Termination by the Company for Cause, the Executive shall be entitled to receive his Annual Base Compensation and accrued but unpaid vacation through the last day of the Employment Period in accordance with the policy of the Company, and to continue to participate in the Company’s health, insurance and disability plans and programs through that date and thereafter, only to the extent permitted under the terms of such plans and programs.

(b) Death or Total Disability: If the Triggering Event was the Executive’s death or Total Disability, the Executive (or the Executive’s designated beneficiary) shall be entitled to receive the Executive’s Annual Base Compensation and accrued but unpaid vacation through the date thereof plus a pro rata portion of the Executive’s Potential Annual Target Bonus for the calendar year in which such death or Total Disability occurred (based on the number of days the Executive was employed during the applicable calendar year), in accordance with the policy of the Company, and to continue to participate in the Company’s health, insurance and disability plans and programs through the date of termination and thereafter only to the extent permitted under the terms of such plans and programs.

(c) Termination by Company Without Cause or Termination by Executive for Good Reason: If the Triggering Event was a Termination by the Company Without Cause or a Termination by the Executive for Good Reason, the Executive shall be entitled to receive his Annual Base Compensation and accrued but unpaid vacation through the date thereof plus, in the case of a Termination by the Company Without Cause and in the

        reasonable discretion of the Chief Executive Officer based upon whether it then appears the Potential Annual Target Bonus for the year would have been earned by the Executive had he remained employed by the
                Company, a pro rata portion of the Executive’s Potential Annual Target Bonus for the calendar year in which such Triggering Event occurred (based on the number of days the Executive was employed during the applicable calendar year), payable in accordance with the Company’s normal payroll practices; provided that in addition: (x) the Executive shall become fully vested in his Time-Vested Option and (y) for each month of the Severance
        Period (as that term is defined Glossary appearing in Article VII hereof), the Executive shall also be paid an amount equal to one-twelfth (1/12th) of his then current Annual Base Compensation, commencing with the last day of the month of in which occurred the later of (A) the last day of the Employment Period or (B) the expiration of the seven (7) day revocation period within which the Executive could revoke the General Release referred to in clause (i) below (such cash payments being collectively referred to as the “Additional Severance Benefits”); further provided that:

(i) the Executive shall be entitled to receive such acceleration of vesting of the Time-Vested Option and the Additional Severance Benefits during the Severance Period if and only if the Executive has executed and delivered to the Company the General Release substantially in form and substance as set forth in Exhibit D to this Agreement within twenty-one (21) days following the date of the termination of the Employment Period and not revokes same within seven (7) days thereafter, provided that the Executive shall be entitled to receive the Additional Severance Benefits only for so long as the Executive has not breached any of his covenants to the Company set forth in Article IV of this Agreement; and

(ii) subject to the provisions of this Section 5.2(c)(ii) the amount of the Executive’s Additional Severance Benefits shall be reduced on a dollar-for-dollar basis by the amount of the Executive’s remuneration derived from either any full-time or part-time employment or the performance of any services as an independent contractor or agent during the Severance Period (collectively, “Offset Remuneration”), and the Executive covenants and agrees as follows:

(A) within ten (10) days following the close of each calendar month in the Severance Period (each a “Reporting Month”), the Executive will deliver to the Company a written statement fully and faithfully disclosing to the Company the identity of any full-time employer or part-time employer or Person for whom the Executive is performing services as an independent contractor or agent and the amount of Offset Remuneration collected by the Executive in that Reporting Month, if any, or otherwise certify to the Company that the Executive has received no Offset Remuneration for that Reporting Month, and also certifying the completeness and accuracy of the facts therein set forth;

(B) all Offset Remuneration collected in any Reporting Month shall reduce, first the amount of the installment of Additional Severance Benefits for the month following the Reporting Month, and then each consecutive subsequent monthly installment of Additional Severance Benefits; and

(C) Offset Remuneration shall not be applied against any Additional Severance Benefits already paid by the Company to the Executive prior to the first Reporting Month in which Executive reports Offset Remuneration upon the condition that the Executive has fully performed his obligations to the Company under Section 5.3(c)(ii).

(d) Cessation of Entitlements and Company Right of Offset. Except as otherwise expressly provided herein, all of the Executive’s rights to salary, employee benefits, fringe benefits and bonuses hereunder (if any) which would otherwise accrue after the termination of the Employment Period shall cease upon the date of such termination. The Company may offset any loans, cash advances or fixed amounts which the Executive owes the Company or its Affiliates against any amounts it owes the Executive under this Agreement from the Executive’s last paycheck, provided that if the amount owed by the Executive exceeds the amount of the Executive’s last paycheck, the Executive shall remain obligated to the Company for any such excess.

5.3 Survival of Certain Obligations and Termination Certificate. The provisions of Articles IV, V, VI and VIII shall survive any termination of the Employment Period, whether by reason of the occurrence of a Triggering Event or the expiration of the Initial Term or any Extension Term. Immediately following the termination of the Employment Period, the Executive shall (i) promptly resign all offices he may hold as an officer of the Company or any Subsidiary or Affiliate, or as a member of the Board of the Company or any Subsidiary or Affiliate, (ii) promptly return to the Company all property required to be returned to the Company pursuant to the provisions of Section 4.2 hereof and (iii) promptly execute and deliver to the Company the Termination Certificate attached hereto as Exhibit C and by this reference made a part hereof.

ARTICLE VI
ASSIGNMENT

6.1 Prohibition of Assignment by Executive. The Executive expressly agrees for himself and on behalf of his executors, administrators and heirs, that this Agreement and his obligations, rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by the Executive, his executors, administrators or heirs, and shall not be subject to execution, attachment or similar process. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of this Agreement or any such rights, interests and benefits thereunder contrary to the foregoing provisions, or the levy of any attachment or similar process thereupon shall be null and void and without effect and shall relieve the Company of any and all liability hereunder.

6.2 Right of Company to Assign. Except as provided in the next sentence, the rights, but not the obligations of the Company shall be assignable and transferable to any successor-in- interest without the consent of the Executive. In the instance of a sale of the Company or all or substantially all of its assets, the rights and obligations of the Company may be assigned to the acquiring party without the Executive’s consent.

ARTICLE VII
DEFINITIONS

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with that Person, provided that, for purposes of this definition, the terms “controls,” “controlled by,” or “under common control with” shall mean that Person’s possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Territory” means the United States of America and each other country in which the Company, any of its Subsidiaries or any of their Affiliates is actively engaged in the conduct of one or more lines of business.

“Board” means the Board of Directors of the Company.

“Biological Materials” means (i) classical or genetically modified strains, micro or other organisms, genes, proteins, peptides, sugars, metabolites, small molecules, enzymes or DNA, vectors, plasmids, promoters, expression cassettes or other genomic tools and assay materials which are being worked with or on by the Company, its Subsidiaries or any of their Affiliates or which are being worked with or on the Company’s, its Subsidiaries’ or any of their Affiliates’ behalf by the Company’s, its Subsidiaries’ or any of their Affiliates’ advisors, research and business collaborators, and (ii) “Biological Materials” and fermentation or other manufacturing processes being utilized by the Company, its Subsidiaries or any of their Affiliates, the Company’s, its Subsidiaries’ or any of their Affiliates’ research or business collaborators or the Company’s, its Subsidiaries’ or any of their Affiliates’ third party manufactures for research, pilot scale and/or commercial manufacture of biotechnology and other products.

“Chief Executive Officer” means the chief executive officer of the Company.

“Compensation Committee” means the Compensation Committee of the Board.

“Corporate Partner” means any Person (i) engaged in research and development, product development or related activities in collaboration with the Company, its Subsidiaries or any of their Affiliates, whether as a vendor of goods or services to the Company, its Subsidiaries or any of their Affiliates or as a customer or prospective customer of the Company, its Subsidiaries or any of their Affiliates or (ii) engaged in or performing contract manufacturing for the Company, its Subsidiaries or any of their Affiliates.

“Non-Competition Period” means, if applicable (as set forth in Section 4.5 hereof) the Employment Period and the one (1) year period thereafter.

“Person” means an individual, partnership, limited liability company, trust, estate, association, corporation, governmental body or other juridical being.

“Resignation” means the voluntary termination of employment hereunder by the Executive (except if made in contemplation of a Termination by the Company for Cause), provided that if such action is taken by the Executive without the giving of at least one hundred twenty (120) days prior written notice, such termination of employment shall not be a “Resignation,” but instead shall constitute a Termination for Cause.

“Severance Period” means the eighteen (18) month period immediately following the date of the termination of the Employment Period.

“Subsidiary” means, with respect to any Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of such Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

“Termination by the Company for Cause” means termination by the Company of the Executive’s employment on account of a finding by the Compensation Committee that the Executive has: (i) materially breached this Agreement or any other agreement between the Executive and the Company, any Subsidiary or any of their Affiliates; (ii) engaged in disloyalty to the Company, including without limitation, the diversion of corporate opportunity, fraud, embezzlement, theft, commission of a felony or proven dishonesty, in the course of his performance of his services hereunder; (iii) disclosed trade secrets or other Confidential Information of the Company to Persons not entitled to receive such information; or (iv) engaged in such other behavior detrimental to the interests of the Company as the Compensation Committee determines; provided that the termination of the Executive’s employment hereunder by the Company shall not be deemed a Termination by the Company for Cause unless and until there shall have been delivered to the Executive a written notice from the Chief Executive Officer (after reasonable notice (in light of the circumstances surrounding the termination) to and an opportunity for the Executive, alone and in person, to have a face-to-face meeting with the Compensation Committee) stating that in the good faith opinion of the Compensation Committee, the Executive was guilty of the conduct set forth in one or more of the foregoing clauses.

“Termination by the Company Without Cause” means a termination of the Executive’s employment by the Company which is not a Termination by the Company for Cause, provided that the termination of the Employment Period on account of the failure of the Company to extend the Employment Period in accordance with the provisions of Section 2.2 hereof shall constitute a Termination by the Company Without Cause.

“Termination by the Executive for Good Reason” means a termination of the Executive’s employment by the Executive by written notice to the Company within thirty (30) days following the occurrence of any of the following events: (i) the Executive is required to relocate his principal residence outside a radius that is more than 50 miles from Davis, California, unless Executive accepts such a relocation opportunity; (ii) the Company’s significant and material reduction to the Executive’s position, duties or responsibilities without his approval, provided that Executive must give the Company reasonable advance written notice of the basis for his belief that such a reduction has occurred and afford the Company an opportunity to cure same; (iii) the Company’s material reduction of the Executive’s compensation or benefits, measured against such compensation or benefits as of the Effective Date, unless all of the executive officers of the Company suffer reasonably comparable reductions in their compensation or benefits at substantially the same time; or (iv) the Executive is not nominated for re-election to the Board by the Nominating Committee of the Board other than on account of his unwillingness or inability to serve on the Board.

“Total Disability” means the Executive’s inability, because of illness, injury or other physical or mental incapacity, to perform his duties hereunder (as determined by the Compensation Committee in good faith) for a continuous period of ninety (90) consecutive days, or for a total of ninety (90) days within any three hundred sixty (360) consecutive day period, in which case such Total Disability shall be deemed to have occurred on the last day of such ninety (90) day or three hundred sixty (360) day period, as applicable.

ARTICLE VIII
GENERAL

8.1 Notices. All notices under this Agreement shall be in writing and shall be deemed properly sent, (i) when delivered, if by personal service or reputable overnight courier service, or (ii) when received, if sent (x) by certified or registered mail, postage prepaid, return receipt requested, or (y) via facsimile transmission (provided that a hard copy of such notice is sent to the addressee via one of the methods of delivery or mailing set forth above on the same day the facsimile transmission is sent); to the recipient at the address indicated below:

Notices to Executive:

Glenn E. Nedwin
3245 Oyster Bay
Davis, California, 95616

The parties agree that when Executive’s relocation is complete, his new address will be substituted for the above temporary address.

Notices to Company:

Dyadic International, Inc.
c/o Chief Executive Officer
140 Intracoastal Pointe Drive, Suite 404
Jupiter, Florida 33477
Facsimile (561-743-8513)

With a copy to:

Robert I. Schwimmer, Esq.
Greenberg Traurig, LLP
77 West Wacker Drive, Suite 2500
Chicago, Illinois 60601
Facsimile (312) 889-0431

8.2 Governing Law. While Executive is a resident of the State of California, this Agreement shall be subject to and governed by the laws of the State of California without regard to any choice of law or conflicts of law rules or provisions, provided that Executive expressly agrees that if, during the Employment Period, at the request of the Company, Executive, in his absolute discretion, shall agree to relocate his principal residence to another state, then in that event, this Agreement shall, from and after that date, be subject to and governed by the laws of the State of Florida without regard to any choice of law or conflicts of law rules or provisions (whether of the State of Florida or any other jurisdiction), irrespective of the fact that the Executive may become a resident of a different state.

8.3 Binding Effect. The Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Executive and his executors, administrators, personal representatives and heirs.

8.4 Complete Understanding. This Agreement constitutes the complete understanding among the parties hereto with regard to the subject matter hereof, and supersedes any and all prior agreements and understandings relating to the employment of the Executive by the Company.

8.5 Amendments. No change, modification or amendment of any provision of this Agreement shall be valid unless made in writing and signed by all of the parties hereto.

8.6 Waiver. The waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Executive. The waiver by the Executive of a breach of any provision of this Agreement by the Company shall not operate as a waiver of any subsequent breach by the Company.

8.7 Venue, Jurisdiction, Etc. The Executive hereby agrees that except as prohibited by operation of law, any suit, action or proceeding relating in any way to this Agreement may be brought and enforced in the Circuit Court of Palm Beach County of the State of Florida or in the District Court of the United States of America for the Southern District of Florida, and in either case the Executive hereby submits to the jurisdiction of each such court.

 Except as prohibited by law, the Executive hereby waives and agrees not to assert, by way of motion or otherwise, in any such suit, action or proceeding, any claim that the Executive is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Except as prohibited by law, the Executive consents and agrees to service of process or other legal summons for purpose of any such suit, action or proceeding by registered mail addressed to the Executive at his or her address listed in the business records of the Company. Nothing contained herein shall affect the rights of the Company to bring suit, action or proceeding in any other appropriate jurisdiction. Except as prohibited by law, the Executive and the Company do each hereby waive any right to trial by jury, he or it may have concerning any matter relating to this Agreement.

8.8 Severability. If any portion of this Agreement shall be for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect.

8.9 Headings. The headings of this Agreement are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

8.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same agreement.

8.11 Legal Fee Reimbursement of Executive. As additional consideration to the Executive for executing and delivering this Agreement, the Company hereby agrees to promptly reimburse the Executive for legal fees incurred by him in connection with the review and negotiation of this Agreement, to the extent of the lesser of (x) the aggregate sum of such legal fees incurred by the Executive or (y) $3,000.00.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above-written.

COMPANY:                EXECUTIVE:

DYADIC INTERNATIONAL, INC., a
Delaware Corporation
/s/ Glenn E. Nedwin
    GLENN E. NEDWIN
 By: /s/ Mark A. Emalfarb
      Chief Executive Officer

EXHIBIT B-1
to
EXECUTIVE EMPLOYMENT AGREEMENT
between
DYADIC INTERNATIONAL, INC.
and
GLENN E. NEDWIN

California Labor Code Section 2870

(a)
Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information, except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b)
To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT B-2
to
EXECUTIVE EMPLOYMENT AGREEMENT
between
DYADIC INTERNATIONAL, INC.
and
GLENN E. NEDWIN

EXECUTIVE’S INVENTIONS

1.
Proprietary Information. Except as set forth below, I acknowledge that at this time I know nothing about the business or proprietary information of the Company, other than information I have learned from the Company in the course of being hired: _____________________________________________________

_________________________________________________________________
_________________________________________________________________
_________________________________________________________________.

2.
Reserved Creations. Except as set forth below, there are no ideas, processes, inventions, technology, writings, programs, designs, formulas, discoveries, patents, copyrights or trademarks, or any claims, rights, or improvements to the foregoing, that I wish to exclude from the operation of this Agreement: __________________________________________________________________

__________________________________________________________________
__________________________________________________________________
_________________________________________________________________.

Signature: ________________________  Date: _______________________
                 GLENN E. NEDWIN

EXHIBIT C
to
EXECUTIVE EMPLOYMENT AGREEMENT
between
DYADIC INTERNATIONAL, INC.
and
GLENN E. NEDWIN

TERMINATION CERTIFICATE

This is to certify that, except as permitted by the Employment Agreement (as defined below) I do not have in my possession, nor have I failed to return, any software, inventions, designs, works of authorship, copyrightable works, formulas, data, marketing plans, forecasts, product concepts, marketing plans, strategies, forecasts, devices, records, data, notes, reports, proposals, customer lists, correspondence, specifications, drawings, blueprints, sketches, materials, patent applications, continuation applications, continuation-in-part applications, divisional applications, other documents or property, or reproductions of any aforementioned items belonging to DYADIC INTERNATIONAL, INC. (the “Company”), its Subsidiaries and their Affiliates, successors or assigns.

I further certify that I have complied with all the terms of the Employment Agreement dated as of March 16, 2006 between the Company and me (the “Employment Agreement”), relating to the reporting of any Work Product (as that term is defined therein), conceived or made by me (solely or jointly with others) covered by the Employment Agreement.

I acknowledge that the provisions of the Employment Agreement relating to Confidential Information, as defined in the Employment Agreement, continue in effect beyond the termination of the Employment Agreement, as set forth therein.

Finally, I further acknowledge that the provisions of the Employment Agreement relating to my (i) non-interference covenants and (ii) if applicable, non-competition covenants to the Company, its Subsidiaries and their Affiliates, also remain in effect following the date of my termination of employment with the Company.

Date:____________    ______________________________            Executive

EXHIBIT D
to
EXECUTIVE EMPLOYMENT AGREEMENT
between
DYADIC INTERNATIONAL, INC.
and
GLENN E. NEDWIN

GENERAL RELEASE

I, GLENN E. NEDWIN, in consideration of and subject to the performance by DYADIC INTERNATIONAL, INC., a Delaware corporation (the “Company”), of its material obligations under the Employment Agreement, dated as of March 16, 2006 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company, its Subsidiaries and their Affiliates (as those terms are defined in the Agreement) and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company, its Subsidiaries and their Affiliates and their direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.
I understand that any payments or benefits paid or granted to me under Section 5.2(c) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 5.2(c) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.

2.
Except as provided in paragraph 4 of this General Release, I knowingly and voluntarily release and forever discharge the Company and the other Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Executive Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company;

        or any claim for wrongful discharge, breach of contract, negligent or intentional infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 of this General Release.

4.
I and the Company mutually agree that this General Release does not waive or release any rights or claims that I may have under: (a) the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release; and (b) any agreements to which I and the Company are parties pertaining to any shares or options to purchase shares of capital stock of the Company owned by me. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.
I acknowledge the existence of and, with respect to the releases given in paragraph 2 above, expressly waive and relinquish any and all rights and benefits I have or may have under California Civil Code, Section 1542, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS
WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT
TO EXIST IN HIS OR HER FAVOR AT THE TIME OF
EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM
OR HER MUST HAVE MATERIALLY AFFECTED
HIS OR HER SETTLEMENT WITH THE DEBTOR.”

I acknowledge that I am aware that I may hereafter discover facts different from and in addition to those which I or my attorneys now know or believe to be true with respect to the matters referred to in paragraph 2 above, and agree that the releases so given in paragraph 2 above, shall be and remain in effect as a full and complete release of the respective claims I may have, notwithstanding any such different or additional facts. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

6.
I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.
I agree that if I challenge the validity of this General Release, I will forfeit all unpaid amounts otherwise payable by the Company pursuant to Section 5.2(c) of the Agreement other than the very first payment due me thereunder, provided that nothing herein contained in this Agreement shall prohibit or bar me from filing a charge, including a challenge to the validity of the Agreement, with the United States Equal Employment Opportunity Commission (“EEOC”), or any state or local fair employment practices agency, or from participating in any investigation, hearing or proceeding conducted by the EEOC, or any state or local fair employment practices agency. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

8.
I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

9.
Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the EEOC (or a state or local fair employment practices agency), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

10.
I agree to reasonably cooperate with the Company in any internal investigation or administrative, regulatory, or judicial proceeding. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments, provided that I shall have no obligation to expend more than one week of my time in connection with the performance of these activities which out reasonable recompense, as mutually and reasonably agreed upon by me and the Company. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses, including lodging and meals, upon my submission of receipts.

11.
Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement.

12.
Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a) I HAVE READ IT CAREFULLY;

(b)
I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c) I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)
I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON _______________ ____, ____ TO CONSIDER IT AND THE CHANGES MADE SINCE THE ______________ _____, _____VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(f)	THE CHANGES TO THE RELEASE SINCE ____________ ___, _____ EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

(g)	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(h)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(i)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE: _______________________________           ________________________________________